AMENDMENT NO. 3

TO THE

SECOND AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

INVESCO MANAGEMENT TRUST

This Amendment No. 3 to the Second Amended and Restated Agreement and Declaration of Trust of Invesco Management Trust (this “Amendment”) amends, effective September 17, 2019, the Second Amended and Restated Agreement and Declaration of Trust of Invesco Management Trust (the “Trust”) dated as of April 11, 2017, as amended (the “Agreement”).

Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

WHEREAS, the Trustees have established and designated Class Y Shares and Class R6 Shares for Invesco Conservative Income Fund;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.

2. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of September 17, 2019.

By:	/s/ Jeffrey H. Kupor
Name:	John M. Zerr
Title:	Senior Vice President

EXHIBIT 1

“SCHEDULE A

INVESCO MANAGEMENT TRUST

PORTFOLIOS AND CLASSES THEREOF

PORTFOLIO	CLASSES OF PORTFOLIO
Invesco Conservative Income Fund	Class A Shares
Class R6 Shares
Class Y Shares
Institutional Class”